Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 22, 2007
Relating to Preliminary Prospectus Supplement dated May 15, 2007
Registration No. 333-138748
          This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 15, 2007 (including the base prospectus filed with the SEC on December 21, 2006, as well as the documents incorporated by reference therein) (the “Preliminary Prospectus Supplement”), which can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/947397/000095013507003191/0000950135-07-003191-index.htm. This free writing prospectus supplements and updates certain information contained in the Preliminary Prospectus Supplement to reflect the fact that DC Chemical has indicated an interest in purchasing shares in the offering pursuant to its exercise of certain rights to participate in offerings of our common stock under the stockholders agreement we entered into with DC Chemical on April 17, 2007.
The Offering

Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of our common stock.

Potential purchases by DC Chemical	DC Chemical has indicated an interest in purchasing up to 1,423,125 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, DC Chemical may decide not to purchase shares in this offering. Pursuant to the stockholders agreement, DC Chemical may purchase shares of our common stock in this offering on the same terms and subject to the same conditions as other purchasers in the offering. Any shares of common stock purchased by DC Chemical in this offering will be subject to the lock up agreement executed by DC Chemical described in the “Underwriting” section of the prospectus supplement for a period of 90 days after the date of this prospectus supplement.

DC Chemical owns a large portion of our outstanding voting power and may be able to significantly influence the outcome of any stockholder vote.

Upon completion of this offering and assuming DC Chemical purchases 1,423,125 shares of our common stock in the offering, DC Chemical will own 15,173,125 shares of our common stock (which number includes 10,750,000 shares of restricted common stock, which has full voting rights), representing 15.41% of our voting power outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and 15.06% of our voting power outstanding, assuming full exercise of the underwriters’ option to purchase additional shares. Accordingly, DC Chemical can significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. We also entered into a stockholders agreement with DC Chemical which, among other things, provides DC Chemical with certain rights to participate in future offerings of our common stock. The interests of DC Chemical may differ from yours and DC Chemical may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, and might ultimately affect the market price of our common stock.
Lehman Brothers Inc. will act as sole book-running manager of the offering and Piper Jaffray, Cowen and Company and Pacific Growth Equities, LLC will act as co-managers.
The issuer has filed a registration statement (including a prospectus) and preliminary prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement relating to the offering may also be obtained from Lehman Brothers, c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717, fax: 631-254-7268, or email: qiana.smith@broadridge.com.